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                                                                   EXHIBIT 10.31



                          MORRISON KNUDSEN CORPORATION


              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS




                           EFFECTIVE NOVEMBER 7, 1980






























             RESTATED AS OF APRIL 19, 1995 TO INCLUDE AMENDMENTS 1-5

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                          MORRISON KNUDSEN CORPORATION

                NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN


                                TABLE OF CONTENTS



Article 1 - Establishment of Plan. . . . . . . . . . . . . . . . . . . . . .   1

Article 2 - Effective Date . . . . . . . . . . . . . . . . . . . . . . . . .   1

Article 3 - Election to Participate in the Plan. . . . . . . . . . . . . . .   1

Article 4 - Establishment of Deferred Compensation Accounts. . . . . . . . .   1

Article 5 - Allocations to Deferred Compensation Accounts. . . . . . . . . .   2

Article 6 - Method of Participation. . . . . . . . . . . . . . . . . . . . .   2

Article 7 - Stock Election . . . . . . . . . . . . . . . . . . . . . . . . .   2

Article 8 - Cash Election. . . . . . . . . . . . . . . . . . . . . . . . . .   4

Article 9 - Designation of Beneficiaries . . . . . . . . . . . . . . . . . .   5

Article 10 - Participant's Rights Unsecured. . . . . . . . . . . . . . . . .   5

Article 11 - Non-Alienation of Benefits. . . . . . . . . . . . . . . . . . .   5

Article 12 - Amendment or Termination of Plan. . . . . . . . . . . . . . . .   5

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                          MORRISON KNUDSEN CORPORATION

                NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN

                         (Restated as of April 19, 1995)


ARTICLE 1 - ESTABLISHMENT OF PLAN

     There is hereby established for the benefit of the non-employee directors of Morrison Knudsen Corporation ("Company") an unfunded plan of voluntary deferred compensation to be known as the "Non-Employee Directors Deferred Compensation Plan" (the "Plan").

ARTICLE 2 - EFFECTIVE DATE

     The Plan shall become effective on November 7, 1980.

ARTICLE 3 - ELECTION TO PARTICIPATE IN THE PLAN

     (A) A non-employee director of the Company may elect to defer all or a specified part of his or her retainer or meeting attendance fee ("Compensation") otherwise payable to him or her during a calendar year in accordance with the further provisions hereof. The term "participant" as used herein refers to any non-employee director who shall have made such an election.

     (B) In order to participate in the Plan during any single calendar year, then on or before December 31 of the preceding calendar year, a non-employee director must file with the Controller of the Company ("Controller") written notice of his or her intention to participate in the Plan.

     Notwithstanding the foregoing, during 1995 only, a non-employee director may file with the Controller, no later than March 30, 1995, written notice of his or her intention to participate in the Plan by deferring all of his or her Compensation into a stock unit account, effective for any Compensation earned after the date of the filing of the election.

     (C) Each election shall continue from year to year, unless specifically limited, until terminated by a signed request in the same manner in which an election is made. However, any such termination shall not become effective until the end of the calendar year in which notice of termination is given.

ARTICLE 4 - ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNTS

     There shall be established for each participant an account to be designated as that participant's deferred compensation account.


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ARTICLE 5 - ALLOCATIONS TO DEFERRED COMPENSATION ACCOUNTS

     There shall be allocated to each participant's deferred compensation account, an amount equal to his or her compensation for that quarter which that participant shall have elected to have deferred pursuant to Article 3(A) above.

ARTICLE 6 - METHOD OF PARTICIPATION

     There are provided herein two (2) methods of participation in the Plan. One method is to elect to have the deferred compensation credited to a participant's deferred compensation account in common stock of the Company ("stock election"). The other method is to elect to have the deferred compensation credited to a participant's deferred compensation account in cash ("cash election"). A participant may elect to place a percentage of deferred compensation in each of the two methods of participation.

ARTICLE 7 - STOCK ELECTION

     (A) STOCK UNITS AND STOCK UNIT ACCOUNTS. A participant may elect to have all deferred compensation or such percentage as he or she may specify converted into stock units. Such stock units shall be computed by dividing the deferred compensation by the fair market value of the Company's common stock on the date of the Board meeting to which the compensation is related. The fair market value shall be the mean between the high and the low selling price on the New York Stock Exchange on the Board meeting date or the preceding date if such exchange is not open or no sales occurred. The number of stock units, so determined, rounded to the nearest one-hundredth of a share, shall be credited to a "stock unit account" to be established for the participant, and the aggregate value thereof as of the valuation date shall be charged to the participant's deferred compensation account.

     (B) CASH DIVIDEND CREDITS. Additional stock units shall be credited to a participant's stock unit account in amounts equal to the cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) which the participant would have received had the participant been the owner on the record dates for the payment of such dividends of the number of shares of the Company's common stock equal to the number of units in the participant's stock unit account.

     (C) STOCK DIVIDEND CREDITS. Additional stock units shall be credited to a participant's stock unit account of a number of units equal to the number of shares of the Company's common stock, rounded to the nearest one-hundredth share, which the participant would have received as stock dividends had he or she been the owner on the record dates for the payments of such stock dividends of the number of shares of the company's common stock equal to the number of units credited to his or her stock unit account.

     (D) RECAPITALIZATION. If, as a result of a recapitalization of the Company (including a stock split), the Company's outstanding shares of common stock shall be


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changed into a greater or smaller number of shares, the number of units then credited to a participant's stock unit account shall be appropriately adjusted on the same basis.

     (E) DISTRIBUTION. The Company shall distribute to the participant the number of full shares of the common stock of the company which shall equal the total number of units accumulated in the participant's stock unit account as of the close of the fiscal year in which the participant terminated as a director. At the time the participant gives notice of his election to defer compensation, he shall also specify whether the compensation deferred by such election shall be distributed in one lump distribution or in annual installments of not less than five (5) and not more than twenty (20). The installments shall be of as nearly equal number of shares as practicable, adjusted to reflect any changes pursuant to Article 7(B), 7(C) and 7(D) in the number of units remaining in the participant's stock unit account. The lump distribution, or the first installment, shall be distributed within sixty (60) days after the close of the fiscal year in which the participant terminated as a director. The remaining installments shall be distributed at annual intervals thereafter. Anything herein to the contrary notwithstanding, the Company shall have the option, in lieu of making such distribution in annual installments as set forth above, with the participant's consent to distribute such stock or any remaining installments thereof or the cash equivalent thereof, determined as provided above, in a single distribution at any time following the close of the fiscal year in which the participant terminated as a director. Distribution of stock made hereunder may be made from shares of common stock held in the treasury and/or from shares of authorized but previously unissued shares of common stock. Upon final distribution, any remaining fractional shares of the Company's common stock represented by the remaining stock units shall be distributed in cash.

     (F) If a deferred distribution option selected by the participant provides for a lump distribution to be made, or the first installment thereunder to be distributed, before the date the participant subsequently ceases to be a member of the Board of Directors of the Company, such deferred distribution option, subject only to Article 9, shall be irrevocable. If a deferred distribution option selected by the participant provides for a lump distribution to be made, or the first installment thereunder to be distributed, on or after the date the participant subsequently ceases to be a member of the Board of Directors of the Company, such deferred distribution option may be revoked at anytime during a period beginning 365 days prior to, and ending 90 days prior to, the date the participant ceases to be a member of the Board of Directors. Such option may be revoked by giving to the Controller written notice thereof accompanied by a written statement specifying which of the other deferred distribution options available under Article 7(E) above will apply in place of the revoked deferred distribution option.

     (G) The Controller shall keep a record of all sums which each participant has elected to allocate to a stock unit account and dividends thereon. Within sixty (60) days after the close of each calendar year, the Controller shall furnish each participant who has participated in the Plan for at least one calendar year, a statement of all stock units which have accrued to the stock unit account of such participant as of December 31 of the preceding calendar year.


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ARTICLE 8 - CASH ELECTION

     (A) ACCRUAL OF INTEREST. A participant may elect to have all director compensation or such percentage of director compensation as he or she may specify allocated to a cash account. Interest on each participant's cash account will be compounded on the last day of each calendar quarter based upon the balance of each participant's cash account on that date at a rate of interest equal to prime rate of Citibank, N.A. in effect at the beginning of such quarter.

     (B) ACCOUNTING. No fund or escrow deposit shall be established for any deferred compensation payable pursuant to this Plan. However, the Controller shall keep a record of all sums which each participant has elected to allocate to a cash account and interest accrued thereon. Within sixty (60) days after the close of each calendar year, the Controller shall furnish each participant who has participated in the Plan for at least one calendar year, a statement of all sums, including interest, which have accrued to the cash account of such participant as of December 31 of the preceding calendar year.

     (C) PAYMENT. Participants shall have the option of electing to receive payment of their deferred compensation on an annual or a quarterly basis. At the time the participant gives notice of his election to defer compensation, he shall also specify whether the compensation deferred by such election shall be distributed in one lump sum payment, or in annual or quarterly installments over a period of years of not less than five (5), and not more than twenty (20). Deferred compensation shall be paid to each participant in payments equal to the total amount of deferred compensation (including interest accrued to such participants cash account) divided by the number of years or quarters selected by the participant. Payment shall commence on the last day of the calendar year or quarter in which the participant terminated as a director, and on the last day of each calendar year or quarter thereafter until all such deferred compensation (including interest accrued thereon) has been paid in full.

     (D) If a deferred payment option selected by the participant provides for a lump-sum payment to be made, or the first installment thereunder to be paid, before the date the participant subsequently ceases to be a member of the Board of Directors of the Company, such deferred payment option, subject only to
Article 9, shall be irrevocable. If a deferred payment option selected by the participant provides for lump-sum payment to be made, or the first installment thereunder to be paid, on or after the date the participant subsequently ceases to be a member of the Board of Directors of the Company, such deferred payment option may be revoked at any time during a period beginning 365 days prior to, and ending 90 days prior to, the date the participant ceases to be a member of the Board of Directors. Such option may be revoked by giving to the Controller written notice thereof accompanied by a written statement specifying which of the other deferred payment options available under Article 8(C) above will apply in place of the revoked deferred payment option.


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ARTICLE 9 - DESIGNATION OF BENEFICIARIES

     (A) Each participant shall file with the Controller a notice in writing designating one or more beneficiaries to whom payments otherwise due him or her shall be made in the event of the participants death prior to receiving payment of all deferred compensation hereunder.

     (B) Payments or distributions of shares of the Company's common stock due to beneficiaries under Article 9(A) shall be made in a lump sum or single distribution.

ARTICLE 10 - PARTICIPANT'S RIGHTS UNSECURED

     The right of any participant to receive distributions under this Plan shall be an unsecured claim against the general assets of the Company. The Company may, but shall not be obligated to, acquire shares of its outstanding common stock from time to time in anticipation of its obligation to make distributions, but no participant shall have any rights in or against any shares of stock so acquired by the Company. Any such stock shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

ARTICLE 11 - NON-ALIENATION OF BENEFITS

     No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change, and any attempt to alienate, sell, assign, pledge, encumber or change the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit.

ARTICLE 12 - AMENDMENT OR TERMINATION OF PLAN

     The Board of Directors of the Company may amend or terminate this Plan at any time; provided, however, any amendment or termination of this Plan shall not affect the rights of participants or beneficiaries to distribution of stock in accordance with Article 7, or to cash payment in accordance with Article 8, of amounts accrued to such participant or beneficiaries at the time of such amendment to termination.


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